UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Union Bankshares, Inc.
(Name of Registrant as Specified in Its Charter)

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VERMONT
Danville	421 Route 2 East	802-684-2211
Fairfax	Jct. Routes 104 & 128	802-849-2600
Hardwick	103 VT Route 15 West	802-472-8100
Jeffersonville	44 Main Street	802-644-6600
Johnson	198 Lower Main Street	802-635-6600
Lyndonville	183 Depot Street	802-626-3100
Newport	Loan Center
	325 East Main Street	802-334-0750	Y E A R I N R E V I E W
Morrisville	20 Lower Main Street	802-888-6600
	65 Northgate Plaza	802-888-6860
St. Albans	15 Mapleville Depot	802-524-9000
St. Johnsbury	364 Railroad Street	802-748-3131
	325 Portland Street	802-748-3121
S. Burlington	Loan Center
	30 Kimball Avenue	802-865-1000
Stowe	47 Park Street	802-253-6600
NEW HAMPSHIRE
Groveton	3 State Street	603-636-1611
Lincoln	135 Main Street	603-745-4000
Littleton	263 Dells Road	603-444-7136
	76 Main Street	603-444-5321
N. Woodstock	155 Main Street	603-745-2488
UBLOCAL.com
1-800-753-4343 (toll free)

						APRIL 7, 2015

We are pleased to report the financial results for your company for the year ended December 31, 2014. Net income for the year ended December 31, 2014 was $7.7 million, a 7.8% improvement over 2013 earnings. Total assets grew 6.6% to $623.8 million as of December 31, 2014. Total loans increased 5.6% to $491.1 million and total deposits increased 6.6% to $552.1 million.

Management and the Board are pleased with our 2014 results. Our strategy to improve core operating income and control noninterest expense generated good improvement in 2014. In addition to meeting our financial objectives, we have embarked on several projects we expect will bear fruit in the future. In June we opened our newest branch in Lincoln, New Hampshire. We have high expectations for this location. In August we opened a Loan Production office in Newport, Vermont, an area that we believe will continue to grow at an above average rate. We also embarked on a major renovation of our Main Street, Littleton offices, removing an escalator, installing an elevator, and entirely remodeling the bank branch and common areas of the building.

During 2014 we have been working on obtaining permits to build a new branch office to replace our aging Jeffersonville, Vermont facility. We hope to begin construction in the early part of summer 2015. During 2014 we enhanced our mobile banking product by providing mobile remote deposit which allows users to deposit checks into their bank accounts using the camera on their smart phones. We also worked throughout 2014 to allow residential mortgage applications to be submitted to us using our website, a service that was enabled on February 2, 2015. In addition, we strengthened our ATM network by decommissioning unprofitable locations while enhancing or replacing ATM units where these costs were justified. We continue to work on several additional technology based projects designed to either enhance our customer’s experience or improve our already sound electronic security programs.

In addition, we selected a new advertising agency which has been helpful in providing creative guidance to reach our goals of updating our outward image and communications with a more contemporary look and feel. Through this process, we are transitioning from old logo to new by changing our letterhead and business cards, and installing new signage at our banking locations. We are a few weeks away from introducing an entirely revamped website and advertising campaign using the new brand identity. We are very excited about this process.

Overall, we are feeling positive about the future for your company and the improving economy. We will continue to strive to provide sound returns to our shareholders while continuing to be good corporate citizens and an employer of choice in our region.

Market for Union Bankshares Common Stock

On March 2, 2015, there were 4,458,403 shares of common stock outstanding held by 575 stockholders of record. The number of stockholders does not reflect the number of beneficial owners, including persons or entities who may hold the stock in nominee or “street name.” Union Bankshares’

common stock is listed on the NASDAQ Global Market trading under the symbol UNB. For shareholder assistance please contact Kristy Adams Alfieri at 802-888-0982 or our Transfer Agent, Broadridge Corporate Issuer Solutions, Inc., at 866-321-8022.

UNION BANKSHARES
COMMON STOCK
2014			2013
HIGH	LOW	DIVIDENDS	HIGH	LOW	DIVIDENDS
First Quarter			First Quarter
$24.75	$22.12	$0.26	$22.15	$19.25	$0.25
Second Quarter			Second Quarter
$24.97	$22.93	$0.26	$22.00	$20.21	$0.25
Third Quarter			Third Quarter
$25.88	$23.97	$0.26	$22.08	$20.73	$0.25	Sincerely,
Fourth Quarter			Fourth Quarter
$24.77	$23.00	$0.26	$23.00	$21.03	$0.26
						Kenneth D. Gibbons	David S. Silverman
						Chairman	President & CEO

2014 Year In Review	1	2	2014 Year In Review

AT OR FOR THE YEARS ENDED DECEMBER 31
	2014	2013	2012	2011	FINANCIAL HIGHLIGHTS
Balance Sheet Data		(Dollars in thousands, except per share data)
Total assets	$624,063	$585,443	$577,256	$552,751
Investment securities	52,964	45,492	26,126	46,954
Loans, net of unearned income	491,076	465,123	455,298	429,384
Allowance for loan losses	(4,694)	(4,647)	(4,657)	(4,226)
Deposits	552,064	518,354	509,993	473,439
Borrowed funds	15,118	13,216	15,747	29,015
Stockholders' equity[1]	51,434	49,820	45,046	40,339

Income Statement Data
Total interest and dividend income	$24,852	$24,481	$25,028	$23,669
Total interest expense	(2,155)	(2,459)	(3,351)	(3,908)
Net interest and dividend income	22,697	22,022	21,677	19,761
Provision for loan losses	(345)	(305)	(660)	(775)
Noninterest income	8,909	8,509	10,525	7,125
Noninterest expenses	(21,594)	(21,229)	(23,035)	(19,773)
Income before provision for income taxes	9,667	8,997	8,507	6,338
Provision for income taxes	(1,973)	(1,862)	(1,663)	(1,119)
Net income	$7,694	$7,135	$6,844	$5,219

Per Common Share Data
Net income[2]	$1.73	$1.60	$1.54	$1.17
Cash dividends paid	1.04	1.01	1.00	1.00
Book value[1]	11.54	11.17	10.11	9.05

Weighted average number of shares outstanding	4,458,393	4,457,261	4,457,029	4,456,842
Number of shares outstanding	4,458,430	4,458,359	4,456,081	4,457,204

[1]Stockholders' equity reflects period-end adjustments, net of taxes, for the cumulative effect of changes in unrealized gains or losses on investment securities classified as "available-for-sale" and in the unfunded liability for pension benefits under the frozen defined benefit pension plan.

[2]Computed using the weighted average number of shares outstanding for the period.

2014 Year In Review	3	4	2014 Year In Review

Commercial Services
Repeat customers, client referrals, strong relationships with builders and realtors, attractive products and outstanding service characterize our residential lending business line.

Our lenders are knowledgeable and versatile enough to serve a range of customers from those needing customized jumbo mortgages or BUILD construction loans to those seeking to buy a first home with the assistance of an affordable housing program. The positive impact that Union Bank has made in the lives of such first time home buyers has been recognized by the FDIC with a rating of Outstanding for our Community Reinvestment activities. Additionally, in 2014 Union Bank was once again recognized by the US Department of Agriculture as its Rural Development (RD) Home Loan Lender of the Year for Vermont. Also, in 2014 Union Bank was recognized by the Vermont Housing Finance Agency (VHFA) as their highest volume lender.

Union Bank is extremely proud of these distinctions and believes our varied business efforts have a direct benefit for our customers, our communities, our staff and our shareholders.
		DIRECTORS	OFFICERS
		Kenneth D. Gibbons - Chairman	Kristy Adams Alfieri - Assistant Secretary

Over many decades, Union Bank has earned a reputation as a reliable, experienced and responsive commercial lender. With seasoned staff and in-market lending decisions, we are able to provide borrowers with a more rapid and personalized loan process than is customary from large banks.

Union Bank provides prospective borrowers with an excellent blend of attractive services, knowledgeable lenders and lending capacity with a singular focus on serving clients in our local market areas. As a Preferred Lender with the US Small Business Administration, Union Bank offers a variety of loan options to prospective applicants.

These positive attributes and referrals from existing commercial customers helped Union Bank achieve record levels in our commercial loan portfolio during 2014.
		Cynthia D. Borck	Tracy Pierce Ash - Assistant Treasurer
		Steven J. Bourgeois	Diana M. Ashley - Assistant Treasurer
		John M. Goodrich	Rhonda L. Bennett - Vice President
		Timothy W. Sargent	Karen L. Blanchard Smith - Assistant Treasurer
		David S. Silverman	Sherrie A. Bull - Vice President
		John H. Steel	Stacey L.B. Chase - Assistant Vice President
		Schuyler W. Sweet	Barbara J. Churchill - Assistant Treasurer
		Neil J. Van Dyke	Everett C. Comstock - Assistant Treasurer
		OFFICERS	Jeffrey G. Coslett - Senior Vice President
Michael C. Curtis - Vice President
		Kenneth D. Gibbons - Chairman	Jennifer M. Degree - Assistant Treasurer
		David S. Silverman - President & CEO	Ronald C. Dion - Assistant Treasurer
		Karyn J. Hale - Vice President/Treasurer/CFO	Jessica Eastman - Assistant Vice President
		John H. Steel - Secretary	Kenneth D. Gibbons - Chairman
		Kristy Adams Alfieri - Assistant Secretary	Charles W. Goldstein - Assistant Vice President
		Jeffrey G. Coslett - Vice President	Don D. Goodhue - Vice President
Jonathan J. Gould - Senior Vice President
Melissa A. Greene - Vice President
Paul E. Grogan - Facilities Officer
Municipal Services		DIRECTORS	Karyn J. Hale - Senior Vice President
Randy L. Hannett - Assistant Treasurer

Much the same can be said of our service to towns, villages, school districts and other municipal entities. Union Bank is extremely well positioned to serve local municipal and non-profit clients who value both the financial services which the bank offers and the readily-accessible personal service.

Our staff regularly advises customers in determining the optimal deposit, lending and electronic banking products to meet their particular needs. For example, our newly-introduced remote check deposit service allows municipal, non-profit and commercial organizations the convenience of electronically transmitting check images for deposit.

The Bank is proud to serve the towns, school districts, hospitals, nursing homes, medical practices, social service agencies and other non-profits that are such an important part of the fabric of our communities.

Claire A. Hindes - Vice President
	Consumer Deposit Accounts	Kenneth D. Gibbons - Chairman	Robert D. Hofmann - Senior Vice President
		Cynthia D. Borck	Patricia N. Hogan - Senior Vice President

Our deposit gathering efforts directly fund our extensive community lending activities.

In 2014 we took steps to increase the value of our banking services and to price those services accordingly. We expanded our mobile banking product to enable account holders to remotely deposit checks from a smart phone. We also reestablished moderate deposit balance requirements and set pricing that encourages customers to select electronic statements. Most recently, we have enhanced our arrangement with the Allpoint ATM network so that customers now have totally fee-free access to over 55,000 ATM’s.

For those customers who bring larger deposit balances to the Bank, we offer Advantage Banking, a package of services which reward and retain these important depositors who contribute substantially to our overall success. Participating customers earn special popular banking services such as complementary checks, ATM surcharge refunds, and higher CD rates.
		Steven J. Bourgeois	Joseph J. Ilacqua - Assistant Vice President
		John M. Goodrich	Lura L. Jacques - Vice President
		Timothy W. Sargent	Lynne P. Jewett - Vice President
		David S. Silverman	Stephen H. Kendall - Senior Vice President
		John H. Steel	Susan F. Lassiter - Vice President
		Schuyler W. Sweet	Edward L. Levite - Senior Loan Originator
		Neil J. Van Dyke	Carrie R. Locklin - Vice President
		REGIONAL ADVISORY BOARD MEMBERS	Bonnie J. Losty - Vice President
Jessica L. Machia - Assistant Treasurer
John L. Malm - Vice President
		Michael R. Barrett - St. Johnsbury	Timothy P. Maney - Regional Vice President
		Joel S. Bourassa - Northern New Hampshire	Grace E. Maniatty - Assistant Treasurer
		Steven J. Bourgeois - St. Albans	Jason McArthur - Assistant Treasurer
		Stanley T. Fillion - Northern New Hampshire	Samantha A. Norrie - Assistant Treasurer
		Rosemary H. Gingue - St. Johnsbury	Tina L. Norton - Assistant Vice President
		John M. Goodrich - St. Johnsbury	Karen Carlson Noyes - Vice President
Mortgage Lending		Christopher M. Knapp - Northern New Hampshire	Bradley S. Prior - Assistant Vice President
		Coleen K. Kohaut - St. Albans	Craig S. Provost - Vice President

2014 marked another excellent year for Union Bank’s vibrant residential lending business despite an industry-wide decline in refinance transactions. While we did see a decline in transactions, we had less than half the drop experienced by the industry nationwide due to our particularly strong performance originating loans for home purchases.
		Justin P. Lavaley - St. Johnsbury	Robert J. Richardson - Vice President
		Daniel J. Luneau - St. Albans	Christine A. Sheley - Regional Vice President
		Mary K. Parent - St. Johnsbury	David S. Silverman - President & CEO
		Samuel H. Ruggiano - St. Albans	Abbie L. Small - Assistant Treasurer
		David S. Silverman - All	Judy R. Smith - Vice President
		Schuyler W. Sweet - Northern New Hampshire	John H. Steel - Secretary
Curtis C. Swan - Vice President
Linda M. Watson - Assistant Treasurer
Melyssa S. Whitcomb - Assistant Treasurer
Lorraine G. Willett - Assistant Vice President

2014 Year In Review	5	6	2014 Year In Review